EXHIBIT 15.1

The Board of Directors
The Home Depot, Inc.:

Re: Registration Statement

With respect to the subject registration statement, we acknowledge our awareness of the use therein of our reports dated May 26, 2020 and August 24, 2020 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Atlanta, Georgia
October 28, 2020